Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Current Report on Form 8-K of MGM MIRAGE dated April 25, 2005 of our report dated April 18, 2005, related to the consolidated financial statements and financial statement schedule of Mandalay Resort Group (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”), appearing in the Annual Report on Form 10-K of Mandalay Resort Group for the year ended January 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada
April 25, 2005